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                       THE GOOD GUYS, INC. AND SUBSIDIARY           Exhibit 11.1
                       STATEMENT SETTING FORTH COMPUTATION
                              OF EARNINGS PER SHARE
                      (In thousands except per share data)

                                                                     March 31,  March 31,
                                                                       1996       1995
                                                                     --------   --------
Net Income                                                           $    289   $  2,300

1.   As presented in the 10-Q Shares
     used in per share computation                                     13,650     13,424

     Net income per common share
     and common share equivalents                                    $   0.02   $   0.17
                                                                     ========   ========

2. Computation of primary and fully diluted earnings per share including common stock equivalents

     a)   Primary earnings per common share

           Weighted average number of shares:
           Common Stock    (A)                                         13,650     13,424
           Stock Options   (B)                                             61        200
                                                                     --------   --------

           Total                                                       13,711     13,624

           Primary earnings
           per share                                                 $   0.02   $   0.17
                                                                     ========   ========

     b)   Fully diluted earnings per share

           Weighted average number of shares:
           Common stock   (A)                                          13,650     13,424
           Stock options  (B)                                              75        200
                                                                     --------   --------

           Total                                                       13,725     13,624

           Fully diluted earnings
           per share                                                 $   0.02   $   0.17
                                                                     ========   ========

(A) The weighted average number of common shares outstanding during the quarter has been computed by taking the number of days each share is outstanding and dividing by the number of days in the quarter.

(B) Stock options used in the primary earnings per share are calculated using the average market price. Stock options in fully diluted earnings per share are calculated using the higher of the ending market price or the average market price.


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